Exhibit 99.1

Hercules Technology Growth Capital Announces Second Quarter 2012 Financial Results and Declares a Quarterly Cash Dividend of $0.24

  Record high total investment income of $23.9 million up 14.9% from Q2 2011
  Record high total investment assets of $722.8 million up 52.1% from Q2 2011
  18.3% increase in Q2 2012 Net Investment Income “NII” of ~ $12.3 million, or $0.25 per share up 4.2%
  Distributable Net Operating Income or “DNOI” of $13.5 million, or $0.28 per share
  Net realized gains of ~ $8.3 million from sale of equity and warrants
  Total new commitments of ~ $139.0 million during the quarter
  Strong liquidity position with ~ $207.3 million available at quarter end
  Issued total year-to-date ~ $84.5 million of 7.0% senior unsecured notes
  Enhanced and amended existing Wells credit facility - lowered interest rate floor, extended maturity date to 2015 and added an amortization period

PALO ALTO, Calif.--(BUSINESS WIRE)--August 2, 2012--Hercules Technology Growth Capital, Inc. (NYSE:HTGC), the leading specialty finance company focused on providing senior secured loans to entrepreneurial venture capital and private equity-backed companies in technology-related markets at all stages of development, including technology, biotechnology, life science, healthcare services and clean-tech industries, today announced its financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights:

  Record high total investment income of $23.9 million, an increase of 14.9%, in the second quarter of 2012, compared to $20.8 million for the second quarter of 2011.
  Increased NII during the quarter by 18.3% to approximately $12.3 million, compared to $10.4 million in the second quarter of 2011. NII per share was $0.25, up 4.2%, on 48.6 million outstanding shares for the second quarter of 2012, compared to $0.24 per share on 43.0 million outstanding shares in the second quarter of 2011.
  Increased DNOI by approximately 19.5% to $13.5 million compared to $11.3 million in the second quarter of 2011. DNOI per share was $0.28, up 7.7%, on 48.6 million outstanding shares for the second quarter of 2012, compared to $0.26 per share on 43.0 million outstanding shares in the second quarter of 2011.
  Record high total investment assets increased 52.1% year over year to approximately $722.8 million as of June 30, 2012, compared to $ 475.2 million as of June 30, 2011.
  Originated approximately $139.0 million in total debt and equity commitments to new and existing portfolio companies.
  Funded approximately $112.0 million of debt and equity investments during the second quarter.
  Received approximately $64.1 million in principal repayments, including $46.0 million of early principal repayments and $18.1 million in scheduled principal payments.
  Ended the second quarter with approximately $207.3 million in available liquidity, including $56.1 million in cash, $24.3 million in available SBA borrowing capacity and $126.9 million in bank credit facility availability.

  Declared a quarterly dividend of $0.24 per share payable on August 24, 2012, to shareholders of record as of August 17, 2012; the twenty-eighth consecutive dividend since inception bringing total dividends declared since inception to $7.40 per share.

  Two of Hercules’ portfolio companies completed their initial public offering (“IPO”) during the quarter and one portfolio company was acquired.

“I am pleased to announce another solid quarter of performance and financial results for Hercules. We delivered record total investment income and record total investment assets, and harvested net realized gains of approximately $8.3 million from the monetization of our warrant and equity portfolio during the second quarter. These gains are testament to our team’s ability to pick the leaders in their respective sectors and unlock value for our shareholders,” said Manuel A. Henriquez, Hercules' co-founder, president, chairman and chief executive officer.

“We continue to add significant flexibility to our financing options, executing our first baby bond offerings totaling approximately $84.5 million, receiving approval to borrow $24.3 million in debentures under our second SBIC license, and improving the terms under our Wells credit facility further bolstering our balance sheet. As we turn our attention to the third quarter, typically our slowest quarter, we expect to moderate our new investment activities and will continue to adhere to a cautious and conservative new origination and credit management strategy in light of the current economic environment and pending U.S. election.”

Second Quarter Review and Operating Results

Investment Portfolio

As of June 30, 2012, over 99.0% of the Company’s debt investments were in a senior secured first lien position, and 94.9% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit should market rates move in either direction.

Hercules entered into commitments to provide debt and equity financings of approximately $139.0 million to new and existing portfolio companies.

The Company funded and renewed existing credit facilities of approximately $111.9 million and $26.3 million, respectively in debt and equity investments to new and existing portfolio companies during the second quarter.

Hercules received approximately $64.1 million of principal repayments, including approximately $46.0 million of early principal repayments and approximately $18.1 million in scheduled principal payments in the second quarter.

Net investment growth on Hercules portfolio on a cost basis was approximately $48.3 million. Of the net investment growth, approximately $41.7 million relates to interest-earnings assets on the debt portfolio and $4.7 million and $1.9 million was attributable to equity and warrants, respectively.

Hercules recorded approximately $20.0 million of net unrealized depreciation from its loans, warrant and equity investments, primarily related to mark to market adjustments in fair market valuations. Of the unrealized depreciation, approximately $9.2 million was attributable to debt investments and $5.0 and $5.8 million was attributable to equity and warrants, respectively.

A break-down of the total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at cost at 3/31/2012	$619.5	$46.3	$29.5	$695.4
Net activity during Q2 2012*	41.7	4.7	1.9	48.3
Balances at Cost at 6/30/2012	$661.2	$51.1	$31.4	$743.7
Q/Q Change	6.7%	10.2%	6.5%	7.0%

Balances at value at 3/31/2012	$614.6	$47.9	$32.0	$694.5
Net activity during Q2 2012*	41.7	4.7	1.9	48.3
Net unrealized depreciation	(9.2)	(5.0)	(5.8)	(20.0)
Balances at Value at 6/30/12	$647.1	$47.6	$28.1	$722.8
Q/Q Change	5.3%	-0.6%	-12.2%	4.1%

*Net activity includes fee and OID collections and amortization during the quarter

Unfunded Commitments

As of June 30, 2012, Hercules had unfunded debt commitments of approximately $92.7 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $32.6 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available.

Signed Term Sheets

Hercules finished the second quarter of 2012 with approximately $48.0 million in signed non-binding term sheets with 6 new and existing companies. These non-binding term sheets generally convert to contractual commitments in approximately 45 to 60 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the quarter was 15.2%, which is up from the first quarter of 2012 yield of 14.6%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the effective yield for the second quarter of 2012 was 13.3%, down approximately 40 basis points from the adjusted effective yield in the first quarter of 2012 of 13.7%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 115 portfolio companies, with a fair value of approximately $28.1 million at June 30, 2012 down by 13.5% as compared to approximately $32.5 million at June 30, 2011. The decrease was primarily driven by the realized gain and exit from two of our portfolio companies during the quarter.

If exercised, these warrant holdings would require Hercules to invest an approximate additional $74.6 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. Of the warrants which have monetized since inception, Hercules has realized warrant and equity gain multiples in the range of approximately 1.04x to 10.17x based on the historical rate of return on our investments. However, our current warrant positions may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

During the quarter, two of Hercules' portfolio companies completed IPOs including:

  WageWorks, Inc. (“WAGE”)
  Facebook. Inc. (“FB”)

As of June 30, 2012, Hercules had warrants or equity positions in the following three companies which had filed Form S-1 Registration Statements with the SEC in contemplation of a potential IPO:

  Glori Energy, Inc.
  iWatt, Inc.
  One company filed a Form S-1 Registration confidentially under the JOBS Act.

During the second quarter, BrightSource Energy, Inc. withdrew its Registration Statement for its IPO.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the second quarter of 2012 was approximately $23.9 million compared to approximately $20.8 million in the second quarter of 2011. This increase was due to a higher average balance of interest earning investments outstanding during the second quarter of 2012 and accelerated fees related to early payoffs.

Interest expense and loan fees were approximately $5.2 million during the second quarter of 2012 as compared to $3.8 million in the second quarter of 2011. The increase is primarily attributed to approximately $668,000 of interest and fee expenses related to the $43.0 million of senior unsecured notes due 2019 issued during Q2 2012 (“2019 Notes”) and approximately $250,000 of interest expense on a higher SBA debenture balance outstanding during the second quarter of 2012 versus the second quarter of 2011.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.7% in the second quarter of 2012 versus 6.6% during the second quarter of 2011.

Total operating expenses excluding interest expense and loan fees for the second quarter of 2012 was $6.3 million as compared to $6.6 million for the second quarter of 2011. The decrease is primarily due to non recurring executive severance costs incurred in the second quarter of 2011.

Hercules recognized net realized gains of approximately $8.3 million on the portfolio in the second quarter. The Company recorded $2.4 million and $0.8 million of realized gains from the sale warrants in Annie's (NYSE: BNNY) and Bullhorn, Inc., respectively. The Company also recorded $5.3 million of realized gains from the sale of warrants and equity in NEXX Systems, Inc. These gains were partially offset by realized losses of $0.2 million due to the write off of warrants in three portfolio companies.

Cumulative net realized losses on investments since October 2004 to date total approximately $39.0 million, on a pre-tax adjusted GAAP basis. When compared to total commitments of approximately $3.0 billion over the same period, the net realized loss represents approximately 1.3% of total commitments, or an annualized loss rate of approximately 17 basis points.

During the second quarter of 2012, the Company recorded approximately $20.0 million of net unrealized depreciation from its loans, warrant and equity investments. Additionally, Hercules recorded approximately $500,000 of unrealized depreciation attributed to reduced expectations of escrow proceeds previously anticipated to be collected.

A break-down of the total net depreciation in the investment portfolio by category is highlighted below:

(in millions)
Q2-12 Unrealized Appreciation/(Depreciation)	Loans	Equity	Warrants	Total

Collateral based impairments	$(0.6)			$(0.6)

Reversals due to Loan Payoffs & Warrant/Equity sales	(0.3)	(1.7)	(5.2)	(7.2)

Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets		(3.9)	0.4	(3.5)
Level 3 Assets	(8.3)	0.6	(1.0)	(8.7)
Total Fair Value Market/Yield Adjustments	(8.3)	(3.3)	(0.6)	(12.2)

Total Unrealized Appreciation/(Depreciation)	$(9.2)	$(5.0)	$(5.8)	$(20.0)

*Level 1 assets are generally equities listed in active markets and level 2 assets are generally warrants held in a public company. Observable market prices are typically the primary input in valuing level 1 and 2 assets. Level 3 asset valuations require inputs that are both significant and unobservable. Generally, level 3 assets are debt investments, warrants, and equities held in a private company.

Of the $20.0 million of unrealized depreciation of on our loan, warrant and equity investments, $12.2 million was due to market or yield adjustments in the fair value determination, $600,000 was attributable to credit impairments of our debt portfolio and $7.2 million was related to the reversal of net unrealized appreciation to realized gains on warrants and equity.

NII – Net Investment Income

NII for the second quarter of 2012 was approximately $12.3 million, compared to $10.4 million in the second quarter of 2011, representing an increase of approximately 18.3%. The increase was primarily attributed to higher interest and fees earned from debt investments as previously highlighted. NII per share for the second quarter of 2012 was $0.25, up 4.2%, based on 48.6 million basic weighted shares outstanding, compared to $0.24 based on 43.0 million basic weighted shares outstanding in the second quarter 2011.

DNOI - Distributable Net Operating Income

DNOI for the second quarter was approximately $13.5 million or $0.28 per share, as compared to $11.3 million or $0.26 per share in the second quarter of 2011. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared a second quarter cash dividend of $0.24 per share that will be payable on August 24, 2012, to shareholders of record as of August 17, 2012. This dividend would represent the Company’s twenty-eighth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $7.40 per share.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

In July 2012, the Board of Directors approved extending Hercules’ share repurchase program through February 2013. During the second quarter of 2012 the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the second quarter with approximately $207.3 million in available liquidity, including $56.1 million in cash, $24.3 million in SBA borrowing capacity and $126.9 million in credit facility availability.

In April 2012, Hercules closed a public offering of $43.0 million in aggregate principal amount of its 7.0% senior unsecured notes due 2019. Subsequent to quarter end, the Company re-opened its 7.0% senior unsecured notes due 2019 and issued approximately $41.5 million in additional notes bringing the total amount of notes issued year to date to approximately $84.5 million. The notes will mature on April 30, 2019, and may be redeemed in whole or in part at any time or from time to time at the Company's option on or after April 30, 2015. The Notes trade on the New York Stock Exchange (the "NYSE") under the trading symbol "HTGZ".

Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. As of June 30, 2012, $3.1 million was outstanding on this facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility. Pricing at June 30, 2012 under the Wells Fargo was LIBOR+3.50% with a floor of 5.0%. Effective as of August 1, 2012 the credit facility was amended to among other things, reduce the interest rate floor by 75 basis points to 4.25% and to extend the maturity date by one year to August 2015. Additionally, an amortization period of 12 months was added to pay down the principal balance as of the maturity date.

Hercules has access to $55.0 million under the Union Bank facility. Union Bank and RBC Capital Markets have made commitments of $30.0 million and $25.0 million, respectively. As of June 30, 2012, Hercules did not have any outstanding borrowings under the Union Bank/RBC credit facility. Pricing at June 30, 2012 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%.

At June 30, 2012, Hercules had approximately $200.7 million in outstanding debentures under the SBIC program, as part of its total potential maximum debentures of $225.0 million allowed under the SBIC program. In June 2012, Hercules received approval from the SBA to borrow the $24.3 million in debentures under its second SBIC license. There can be no assurances what the pricing will be or whether we will draw on any possible commitment.

As of June 30, 2012, the Company's asset coverage ratio, under our regulatory requirements as a BDC was 654.3%, excluding SBIC debentures as a result of exemptive relief from the SEC which allows us to exclude all SBA leverage from our asset coverage ratio, and 246.2% when including our SBIC debentures. Based on Hercules' existing stockholders' equity coupled with the Company's ability to exclude all if its SBA leverage from its 200% asset coverage ratio requirement, the Company has the potential capacity on its balance sheet to leverage up to in excess of $699.0 million. However, Hercules does not currently have access to credit facilities to leverage the portfolio to the fullest capacity. There are no assurances that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company's available borrowing capacity or expand its existing credit facilities.

At June 30, 2012, the Company's debt to equity leverage ratio, excluding all SBA leverage was 24.6%. The same ratio including our SBIC debentures is approximately 66.9% at the end of the second quarter of 2012.

See subsequent events discussion for further details on recent financing activities in Q3 2012.

Net Asset Value

At June 30, 2012, the Company’s net assets were approximately $474.8 million, down 2.2% as compared to $485.4 million as of March 31, 2012.

As of June 30, 2012, net asset value per share was $9.54 on 49.7 million outstanding shares, compared to $9.76 on 49.7 million shares as of March 31, 2012, respectively. This decrease in the second quarter of 2012 is primarily attributable unrealized depreciation on the investment portfolio.

Portfolio Asset Quality and Diversification

As of June 30, 2012, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1 $119.7 million or 18.5% of the total portfolio

Grade 2 $389.6 million or 60.2% of the total portfolio

Grade 3 $128.4 million or 19.9% of the total portfolio

Grade 4 $9.2 million or 1.4% of the total portfolio

Grade 5 $0.2 million or 0.0% of the total portfolio

At June 30, 2012, the weighted average loan grade of the portfolio was 2.08 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.08 as of March 31, 2012. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of June 30, 2012 was as follows:

  18.9% in drug discovery companies
  12.2% in software companies
  11.6% in clean technologies
  9.7% in drug delivery companies
  9.5% in internet consumer & business services companies
  6.6% in media/content/info companies
  5.7% in communications and networking companies
  5.3% in healthcare services, other
  4.7% in information services companies
  2.7% in therapeutics companies
  2.4% in diagnostic companies
  1.9% in medical device and equipment
  1.8% in consumer and business products companies
  1.8% in specialty pharmaceutical companies
  1.7% in surgical devices companies
  1.7% in biotechnology tools companies
  1.1% in semiconductor companies
  0.7% in electronic & computer hardware companies

Subsequent Events

1. As of August 2, 2012, Hercules has:

a. Closed commitments of approximately $100,000 to new and existing portfolio companies, and funded approximately $3.3 million since the close of the second quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $129.5 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1- June 30, 2012 Closed Commitments	$240.3
Q3-12 Closed Commitments (as of August 2, 2012)	$0.1
Total 2012 Closed Commitments(a)	$240.4
Pending Commitments (as of August 2, 2012)(b)	$129.5
Total	$369.9

Notes:

a. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In July 2012, Hercules closed an additional issuance of its 7.0% senior unsecured notes due 2019 that the Company had originally issued on April 17, 2012. Hercules issued approximately $41.5 million in additional notes, bringing the total amount of notes issued in the single series to approximately $84.5 million.

3. Effective August 1, 2012, Hercules amended its credit facility with Wells Fargo, under which WFCF has committed $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. The amendment, among other things, reduces the interest rate floor by 75 basis points to 4.25% and extends the maturity date by one year to August 2015. Additionally, an amortization period of 12 months was added to pay down the principal balance as of the maturity date.

4. On July 25, 2012, the Board of Directors approved the extension of the stock repurchase plan as previously approved under the same terms and conditions that allows the Company to repurchase up to $35.0 million of its common stock. Unless renewed, the stock repurchase plan will expire on February 26, 2013.

5. On July 31, 2012, Hercules received payment of $2.0 million for its total debt investments in Maxvision Holding, L.L.C. As of June 30, 2012 Hercules valued these debt investments, which had a total cost basis of approximately $7.1 million, at a fair value of approximately $169,000. These investments were accounted for on a non-accrual basis. In the third quarter of 2012, Hercules will record a realized loss of $5.1 million and a reversal of previously recorded unrealized depreciation of $6.9 million for the Maxvision debt investments.

Conference Call

Hercules has scheduled its 2012 second quarter financial results conference call for August 2, 2012 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 98295783.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital (NYSE: HTGC), is a leading specialty finance firm providing customized loans to public and private technology-related companies at all stages of development including technology, biotechnology, life science, healthcare services and clean-tech industries. Since inception, Hercules has committed more than $2.9 billion to over 211 companies and is the lender of choice for entrepreneurs, venture capital and private equity firms seeking ideal, customized growth capital financing to accelerate business growth and reach the next critical milestone. Hercules common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol “HTGC”.

In addition, the Company's 7.00% Senior Notes due 2019 trade on the NYSE under the symbol "HTGZ”.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(unaudited)
(dollars in thousands, except per share data)

	June 30,
	2012	December 31,
	(unaudited)	2011
Assets
Investments:
Non-control/Non-affiliate investments (cost of $724,952 and $642,038, respectively)	$715,447	$651,843
Affiliate investments (cost of $8,065 and $3,236, respectively)	7,197	-
Control investments (cost of $10,696 and $11,266, respectively)	169	1,027
Total investments, at value (cost of $743,713 and $656,540, respectively)	722,813	652,870
Cash and cash equivalents	56,140	64,474
Interest receivable	7,111	5,820
Other assets	15,808	24,230
Total assets	$801,872	$747,394

Liabilities
Accounts payable and accrued liabilities	$9,317	$10,813
Wells Fargo Loan	3,130	10,187
2019 Notes	43,000	-
Long-term Liabilities (Convertible Debt)	70,894	70,353
Long-term SBA Debentures	200,750	225,000
Total liabilities	327,091	316,353

Net assets consist of:
Common stock, par value	50	44
Capital in excess of par value	534,165	484,244
Unrealized depreciation on investments	(21,102)	(3,431)
Accumulated realized losses on investments	(31,902)	(43,042)
Distributions in excess of investment income	(6,430)	(6,774)
Total net assets	474,781	431,041
Total liabilities and net assets	$801,872	$747,394

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	49,743	43,853
Net asset value per share	$9.54	$9.83

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Investment Income:
Interest income
Non Control/Non Affliate investments	$20,934	$17,669	$40,989	$33,742
Affliate investments	205	3	450	3
Control investments	-	394	-	777
Total interest income	21,139	18,066	41,439	34,522
Fees
Non Control/Non Affliate investments	2,706	2,702	4,760	5,375
Control investments	13	52	26	74
Total fees	2,719	2,754	4,786	5,449
Total investment income	23,858	20,820	46,225	39,971
Operating expenses:
Interest	4,507	3,161	8,403	5,394
Loan fees	731	678	1,808	1,612
General and administrative	1,864	2,331	3,681	4,536
Employee Compensation:
Compensation and benefits	3,251	3,363	6,647	6,615
Stock-based compensation	1,195	927	2,002	1,649
Total employee compensation	4,446	4,290	8,649	8,264
Total operating expenses	11,548	10,460	22,541	19,806
Net investment income	12,310	10,360	23,684	20,165
Net realized gains (loss) on investments
Non Control/Non Affliate investments	8,263	659	11,140	5,029
Total net realized gain (loss) on investments	8,263	659	11,140	5,029
Net increase (decrease) in unrealized appreciation (depreciation) on investments
Non Control/Non Affliate investments	(21,295)	17,692	(19,761)	4,878
Affliate investments	1,083	(2,334)	2,377	(3,372)
Control investments	(313)	(2,060)	(287)	(3,560)
Total net unrealized (depreciation) appreciation on investments	(20,525)	13,298	(17,671)	(2,054)
Total net realized and unrealized gain (loss)	(12,262)	13,957	(6,531)	2,975
Net increase (decrease) in net assets resulting from operations	$48	$24,317	$17,153	23,140
Net investment income before provision for income taxes and investment gains and losses per common share:
Basic	$0.25	$0.24	$0.48	$0.46
Net increase in net assets resulting from operations per common share
Basic	$-	$0.56	$0.35	$0.53
Diluted	$-	$0.56	$0.35	$0.53
Weighted average shares outstanding
Basic	48,616	42,971	47,817	42,843
Diluted	48,687	43,313	47,948	43,211

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended June 30,
	2012	2011
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$12,310	$10,360
Dividends paid on unvested restricted shares (1)	(263)	(191)
Net investment income, net of dividends paid on unvested restricted shares	$12,046	$10,169

Net investment income before investment gains and losses per common share: (2)
Basic	$0.25	$0.24

Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.25	$0.24

Weighted average shares outstanding
Basic	48,616	42,971

(1) Unvested restricted shares as of the dividend record date in the second quarter of 2012 and 2011 was approximately 1,097,000 and 867,000 respectively
(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.
(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share, ”Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended June 30,
Reconciliation of DNOI to Net investment income	2012	2011
Net investment income	$12,310	$10,360
Stock-based compensation	1,195	927
DNOI	$13,504	$11,287

DNOI per share-weighted average common shares
Basic	$0.28	$0.26

Weighted average shares outstanding
Basic	48,616	42,971

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com